Exhibit 99.1

EMPIRE RESORTS, INC. ANNOUNCES APPOINTMENT OF RYAN ELLER

AS PRESIDENT AND CHIEF OPERATING OFFICER

Monticello, New York, March 27, 2017—Empire Resorts, Inc. (NASDAQ-GM:NYNY) (“Empire” and, together with its subsidiaries, the “Company”) today announced the appointment of Ryan Eller as President and Chief Operating Officer of Empire effective immediately.

In his new role, Mr. Eller will oversee the development of the Company’s resort casino in Sullivan County, New York and the Company’s operations at the Monticello Casino and Raceway.Mr. Eller brings to the Company extensive experience in the design, development and operation of casinos, VGM facilities such as Monticello Casino and Raceway and integrated resort projects. During the four years prior to joining the Company, Mr. Eller served in various executive officer positions with Genting New York LLC (“Genting NY”), which operates Resorts World Casino New York City (“RWNYC”). During his tenure at Genting NY, Mr. Eller oversaw RWNYC’s planning with respect to a $315 million expansion to add 1,000 video lottery terminals, a new hotel and convention complex. Concurrently with his position at Genting NY, Mr. Eller served as senior vice president of development of Genting Americas Inc. (“Genting Americas”).

In his role with Genting Americas, Mr. Eller oversaw the design and development of the Resorts World Las Vegas integrated resort, a $4 billion project on the Las Vegas Strip. From 2012 to 2013, Mr. Eller served as executive vice president and chief financial officer of Choctaw Resort Development Enterprise, a wholly-owned enterprise of the Mississippi Band of Choctaw Indians, which operates three casinos including the Pearl River Resort, a fully integrated casino and resort facility. From 2007 to 2012, Mr. Eller served as treasurer and executive director of finance of PCI Gaming Authority, a business enterprise created by the Poarch Bank of Creek Indians, where he helped design, open and operate three casino and hotels representing capital investments over $600 million. From 2006 to 2007, Mr. Eller served as regional manager, planning and analysis at Caesar’s Entertainment, Inc.

Mr. Eller served in the United States Marine Corps from 1997 to 2004 where he attained the rank of Major, holds an MBA with honors from Harvard Business School and a bachelor’s degree with distinction from the U.S. Naval Academy.

Cautionary Statement Regarding Forward Looking Information

Statements in this press release that are not historical facts are “forward-looking statements” that may involve material risks and uncertainties. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1995, and as such, speak only as of the date made. For a full discussion of risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, please see Empire’s filings with the U.S. Securities and Exchange Commission. We undertake no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

About Empire Resorts

The Company was awarded a gaming facility license by the New York State Gaming Commission to develop and operate a resort casino to be located at the site of a four-season destination resort being developed in the Town of Thompson in Sullivan County, approximately 90 miles from New York City. The Company is the sole holder of a gaming facility license in the Hudson Valley-Catskill Area, which consists of Columbia, Delaware, Dutchess, Greene, Orange, Sullivan and Ulster counties in New York State.

The resort casino will include an 18-story casino, hotel and entertainment complex with approximately 130 table games, 2,150 state of the art slot machines, a poker room and private gaming salons. Guest amentities will include 332 luxury rooms, which includes 12 penthouse suites, 8 garden suites and 7 two-story villas, two indoor pools, a spa and fitness center — all designed to meet 5-star and 5-diamond standards. Guests will be able to choose from over 10 varied bar and restaurant experiences, including fine dining, and an Italian-infused steakhouse created by celebrity chef Scott Conant. Guest can also enjoy year-round live entertainment at the over 2,500 seat event center, casino bar, restaurants and lounges.

The Company also owns and operates Monticello Casino and Raceway, a 45,000-square foot video gaming machine and harness horseracing facility located in Monticello, New York, approximately 90 miles northwest of New York City. Further information is available at www.empireresorts.com and www.monticellocasinoandraceway.com.

Contact:

Charles Degliomini

Empire Resorts, Inc.

845-807-0001

cdegliomini@empireresorts.com